Exhibit 4.18

The Exchange Bank of Alabama
Member F.D.I.0

EXTENSION AND MODIFICATION AGREEMENT
EXTENSION ❑ MODIFICATION X

LOAN NUMBER: 574354CURRENT PRINCIPAL BALANCE:$ 3,516,763.76

PURPOSE:modify to extend maturity date to 10/01/2026

This extension and modification agreement ("Agreement") betweenMeadowood Property Holdings, LLC(Borrower), the undersigned guarantors, if any (collectively "Borrower Parties") and The Exchange Bank of Alabama (Lender), WITNESSETH, that,

WHEREAS, Lender has heretofore made a loan ("Loan") to Borrower in the principal amount of $ 4,125,000.00 evidenced by a promissory note or other instrument dated 05/01/2017 .

WHEREAS, Borrower Parties have requested Lender to modify certain provisions and conditions pertaining to the Loan; and WHEREAS, Lender has agreed, subject to the terms of this Agreement, to consent to the Borrower's request.

NOW, THEREFORE, in consideration of the premises and in consideration of the Lender's agreement to extend and modify the terms of the Loan in accordance with this Agreement the Loan is modified as follows:

1,Loan Changes:

A.GENERAL:

_X__ FEES: Borrower Parties shall pay a $_100.00modification fee, a $evaluation fee, and $ in late charges immediately, any remaining currently unpaid charges shall be due at maturity.

_X_RENEWALS: Borrower Parties shall pay $__ 13,007.21in accrued interest immediately.

Borrower Parties shall pay $ , 13,098,59in principal immediately

INTEREST RATE: The fixed interest rate will be immediately changed to%.

VARIABLE RATE:% Lender's Prime, rate adjusted daily with a% Floor and a% Cap.

_XMATURITY DATE: The new maturity date will be _10/01/2026_.

_X_PAYMENT DATE: The next payment will be due on 11/01/202 l_.

B.SINGLE PAY NOTE:

Repayment Plan by Borrower Parties:

INTEREST: All accrued interest shall be paid on or before
PRINCIPAL: All of the principal shall be paid on or before

C.INSTALLMENT NOTE:

Repayment Plan by Borrower Parties:

PRINCIPAL AND INTEREST: regular payments of principal and interest in the combined payment amount of $beginningand on the same day of each consecutive month hereafter.

PRINCIPAL: $of principal shall be paid on or before

principal payments of $beginning on

INTEREST: All accrued interest shall be paid on or before

payments of accrued interest varying from $ and principal due at maturity.	to $ beginning

payments of accrued interest based on the amount of credit outstanding beginningand principal due at maturity.

D.BALLOON NOTE:

Repayment Plan by Borrower Parties:

_X_ Borrower Parties shall pay _59payments of $26,010.09 beginning11/01/2021 and a final payment of the unpaid principal plus any accrued interest and late charges will be due at maturity.

E.EXTENSION:

INTEREST: I agree to pay $in interest.

PRINCIPAL: I agree to pay $in principal.

DUE DATE: The next payment in the amount of $_________will be due on

MATURITY DATE: The maturity date is being extended fromto

F.CUSTOM PAYMENT INFORMATION:

THIS LOAN IS CROSS COLLATERALZIED WITH LOAN # 577832 IN THE NAME OF COOSA NURSING ADK, LLC.

All Loans and advances by Lender to Borrower or an Affiliate under this Agreement, including, but not limited to, Meadowood Property Holdings, LLC, Coosa Nursing ADK, LLC, Regional Health Properties, Inc. and/or any other parties in interest or successors in interest of the aforementioned, the Loan Documents or any other loan agreement or loan documents between such parties constitute one transaction, and all Indebtedness and the Obligations of Borrower or an Affiliate to Lender under this Agreement, the Loan Documents or any other loan agreement or loan documents, present and future, constitute one obligation secured by the Collateral of the Loan or the Collateral of an Affiliate loan and security held and to be held by Lender hereunder and by virtue of all other assignments and security agreements between Borrower and Lender now and hereafter existing, as may be amended, restated, supplemented, extended and/or renewed.

2.

Borrower Parties hereby authorize Lender to take any action necessary to conform the original Loan, security instruments and other loan documents with the terms of this Agreement. Borrower Parties further agree that .this Agreement shall not affect or otherwise release any collateral held by Lender as security for said Loan, and acknowledge and agree that all collateral held by Lender as security shall continue to secure the Loan to the same extent and in the same manner notwithstanding the terms of this Agreement. Borrower Parties agree that the current Principal Balance stated in this Agreement is correct.

3.

Borrower Parties warrant that no subordinate liens exist upon the collateral securing the Loan and that Lender shall maintain the same lien priority on the collateral, both real and personal, as existed prior to this Agreement

4.

Borrower Parties further waive all claims, demands, setoffs, counterclaims and defenses against Lender, if any, that may exist as of the date of this Agreement that arise from or relate to the Loan. BORROWER PARTIES AND LENDER MUTUALLY WAIVE ALL RIGHTS TO TRIAL BY JURY ARISING FROM OR RELATED TO THIS AGREEMENT.

5.	Except as expressly modified by the terms of this Agreement all other terms and conditions of the Loan and related loan documents shall remain in full force and effect.

6.A returned payment fee of $35.00 will be charged to the loan account for any returned item processed against the loan account.

7.Post Maturity Rate: 5% over the rate at maturity.

8.If this loan has lifetime flood monitoring, no changes have been noted as of the date of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on10/01/2021

CAUTION-IT IS IMPORTANT THAT YOU THOROUGHLY RE HIS CONTRACT BEFORE YOU SIGN IT.

The Exchange Bank of AlabamaBorrowerMeadowood Property Holdings, LLC

By: X

Kevin Phillips, Vice President

Brent Morrison, CEO & President of Regional Health Properties, Inc. and

X

Benjamin A Waites,CFO of Regional Health Properties, Inc. and Manager for Meadowood Property Holdings, LLC